Exhibit 99.1

Mangoceuticals Granted 180-Day Extension by Nasdaq to Regain Compliance with Minimum Bid Price Requirement and Comments on Nuclea Energy Business Combination

Dallas, Texas – August 4, 2026 – Mangoceuticals, Inc. (NASDAQ: MGRX) (“Mangoceuticals” or the “Company”) today announced it has received an additional 180-calendar-day extension from the Nasdaq Stock Market (“Nasdaq”) to regain compliance with the minimum bid price requirement, as outlined in Nasdaq Listing Rule 5550(a)(2).The Company now has until February 1, 2027 to meet the requirement for its shares of common stock to maintain a closing bid price of at least US $1.00 per share for a minimum of 10 consecutive business days. Nasdaq granted the extension after determining that Mangoceuticals meets the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market, and following Mangoceuticals providing written notice of its intention to cure the deficiency within the extension period, if necessary, through a reverse stock split.

This news comes as the Company continues to advance its previously announced definitive business combination agreement with Nuclea Energy Inc., an advanced nuclear technology company developing the Morpheus microreactor, a lead cooled, factory built micro modular reactor designed to meet growing demand for reliable, carbon free power from AI infrastructure, data centers, and other applications.

Jacob D. Cohen, Chief Executive Officer of Mangoceuticals, commented: “We appreciate Nasdaq’s decision to grant this extension, which provides Mangoceuticals with continued flexibility as we advance our operational and strategic objectives with Nuclea Energy representing a transformative opportunity. We further look forward to bringing meaningful value to shareholders through exposure to the advanced nuclear sector and the commercialization potential of the Morpheus microreactor. We will continue to provide the market with further updates as they develop, and we thank our shareholders for their continued patience and support.”

The Company remains committed to full compliance with all Nasdaq listing requirements and will continue to monitor its share price closely. Mangoceuticals plans to take all necessary actions within the prescribed period to regain compliance.

About Mangoceuticals, Inc.

MangoRx is focused on developing a variety of men’s health and wellness products and services via a secure telemedicine platform. To date, the Company currently offers pharmaceutical-based products specifically related to the treatments of erectile dysfunction, hair growth, hormone replacement therapies, and weight management. Interested consumers can use MangoRx’s telemedicine platform for a smooth experience. Prescription requests will be reviewed by a licensed medical provider and, if approved, fulfilled and discreetly shipped through MangoRx’s partner compounding pharmacy and right to the patient’s doorstep. To learn more about MangoRx’s mission and other products, please visit www.MangoRx.com.

Additional Information

In connection with the proposed transaction, Mangoceuticals intends to file relevant materials with the SEC, including a registration statement containing a proxy statement in connection with the stockholder approval described above. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents through the website maintained by the SEC at www.sec.gov, or by directing a request to Mangoceuticals.

Participants in the Solicitation

Mangoceuticals, Nuclea and their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Mangoceuticals’ stockholders in connection with the transaction. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of Mangoceuticals’ executive officers and directors in its most recent Annual Report on Form 10-K and other filings with the SEC. Additional information regarding the persons who may be deemed participants in the solicitation and their interests will be set forth in the proxy statement and other relevant materials when they become available.

No Offer or Solicitation

This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws, including statements regarding the proposed transaction and its expected structure, timing and completion; the anticipated ownership percentages of Mangoceuticals following closing; the anticipated benefits of the transaction to Mangoceuticals’ stockholders; projected electricity demand; and the development, licensing, commercialization and performance of the Morpheus microreactor, which remains in the conceptual design stage. Forward-looking statements are based on current expectations and assumptions and are subject to significant risks and uncertainties, including the risk that the transaction may not be completed on the anticipated terms or timing, or at all; the ability to obtain required regulatory, Nasdaq and stockholder approvals; the ability to obtain nuclear licensing approvals; the availability of capital; and technology development risks. Actual results may differ materially from those expressed or implied. Neither Mangoceuticals nor Nuclea undertakes any obligation to update forward-looking statements except as required by law.

FOR INVESTOR RELATIONS

Mangoceuticals Investor Relations

Email: investors@mangorx.com